Nortek Positions Itself as Major Air Management Supplier with
Acquisition of Thomas & Betts’ HVAC business
Company Signs Definitive Agreement to Acquire Global Manufacturer of
Commercial HVAC Equipment, Including Well-Known Reznor® Brand, for $260 Million in Cash
Providence, RI, March 21, 2014 - Nortek, Inc. (Nasdaq: NTK), a global diversified manufacturer of innovative, air management and technology-driven products and solutions for residential and commercial applications, today announced it has signed a definitive agreement to acquire the heating, ventilation and air conditioning (HVAC) business of Thomas & Betts Corporation, which is a wholly owned subsidiary of ABBLtd (VTX: ABBN), a global power and automation company. Wells Fargo Securities, LLC served as exclusive financial advisor to Nortek.
Under the terms of the agreement, Nortek will pay approximately $260 million for Thomas & Betts’ HVAC Business (“T&B HVAC”) in an all-cash transaction. T&B HVAC includes Reznor Manufacturing Company, LLC (U.S.), AmbiRad Ltd (U.K.), Reznor Europe, N.V. (Belgium), Gaz Industrie S.A.S. (France) and manufacturing operations in Monterrey, Mexico.
T&B HVAC designs, manufactures and sells unit heaters, radiant heaters and rooftop heating, ventilation and cooling products for industrial and commercial applications primarily in North America and Europe. Principal end-use applications for T&B HVAC products include warehouses, factories, restaurants, retail locations and institutions and other applications.
Net sales of T&B HVAC were approximately $160 million in 2013. The transaction is expected to close during the second quarter of 2014, subject to customary closing conditions including approval pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
“Acquiring this business will enable us to extend our air management business into attractive adjacent segments of the HVAC market in the United States and Europe,” said Nortek President and Chief Executive Officer Michael J. Clarke. “This business will help link three of our five major segments in the air management category, which include our Residential Ventilation (RESV), Residential Heating and Cooling (RHC) and Custom and Engineered Solutions (CES) segments. In the U.S., we will be adding the well-respected Reznor brand and related products to those of Nordyne’s residential and light commercial brands along with our other well-known brands, such as Broan®, Mammoth® and Huntair®. In Europe, we will be complementing our Eaton-Williams business with the businesses of AmbiRad and Gaz Industrie. We look forward to welcoming T&B HVAC’s global community of employees and customers into Nortek’s growing worldwide enterprise.”
Nortek intends to finance the purchase price of approximately $260 million, to repay approximately $93 million of outstanding indebtedness under the existing senior secured term loan, and to pay related fees and expenses with proceeds of an approximately $350 million senior secured term loan (the “Term Loan Facility”) and cash on hand. Nortek has received committed financing for the Term Loan Facility from a group of financial institutions including Wells Fargo Bank, National Association; Wells Fargo Securities, LLC; Royal Bank of Canada; RBC Capital Markets; UBS AG Stamford Branch and UBS Securities LLC as set forth in a commitment letter executed contemporaneously with the definitive purchase agreement.
Nortek will host a conference call to discuss the acquisition today, March 21, 2014, at 10:00 a.m. ET. Those who wish to listen to the conference call webcast should visit the “Investors” section of the company’s website, www.nortekinc.com. In addition, the live call can be accessed by dialing (877) 709-8155 or (201) 689-8881 prior to the start of the call. For those who are unable to listen to the live call, the webcast will be archived on the company’s website. An accompanying slide presentation also will be available on the website.
About ABB
ABB (www.abb.com) is a leader in power and automation technologies that enable utility and industry customers to improve performance while lowering environmental impact. The ABB Group of companies operates in around 100 countries and employs about 150,000 people. Thomas & Betts was acquired by ABB in 2012 and is part of ABB’s Low Voltage Products division.
About Nortek
Nortek* is a global, diversified company whose many market-leading brands deliver broad capabilities and a wide array of innovative, air management and technology-driven products and solutions for lifestyle improvement at home and at work. The company’s broad array of offerings includes ventilation products, heating and cooling products, and air management systems, security systems and digital display mounting solutions.
*As used herein, the term "Nortek" refers to Nortek, Inc., together with its subsidiaries, unless the context indicates otherwise. This term is used for convenience only and is not intended as a precise description of any of the separate corporations, each of which manages its own affairs.
Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements related to Nortek’s proposed acquisition of the heating, ventilation and air conditioning business of Thomas & Betts Corporation. Generally, these statements can be identified by the use of words such as "anticipate," "believe," "could," "estimate," "expect," "feel," "intend," "may," "plan," "potential," "project," "should," “will,” or "would" and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These statements are based on Nortek's current plans and expectations and involve risks and uncertainties that could cause actual future activities and results of operations to be materially different from those set forth in the forward-looking statements. Important factors impacting such forward-looking statements include our ability to close the proposed acquisition of the HVAC business of Thomas & Betts, the availability and cost of certain raw materials (including, among others, steel, copper, packaging materials, plastics, resins, glass, wood and aluminum) and purchased components, freight costs, the level of domestic and foreign construction and remodeling activity affecting residential and commercial markets, interest rates, employment levels, inflation, foreign currency fluctuations, consumer spending levels, exposure to foreign economies, the rate of sales growth, prices, and product and warranty liability claims. Nortek undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. For further information, please refer to the reports and filings of Nortek with the Securities and Exchange Commission including the description of "risk factors" set forth under 1A in our annual report on Form 10-K, as updated on subsequent quarterly reports on Form 10-Q.
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